As filed with the Securities and Exchange Commission on October 7, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Williams Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	20-2485124
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Williams Center
Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)
Williams Partners GP LLC
Long-Term Incentive Plan
(Full title of the plan)
James J. Bender
Williams Partners GP LLC
One Williams Center
Tulsa, Oklahoma 74172-0172
(Name and address of agent for service)
(918) 573-2000
(Telephone number, including area code, of agent for service)

Copies to:
William J. Cooper
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities	registered	offering price	aggregate offering	registration
to be registered	(1)(2)	per share (3)	price	fee
Common units representing limited partnership interests	100,000 common units	$33.67	$3,367,000	$397

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)	Represents common units reserved for issuance under the Williams Partners GP LLC Long-Term Incentive Plan.

(3)	The registration fee for such shares was calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common units as reported on the New York Stock Exchange Composition Tape on October 5, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Williams Partners L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Commission:
(1)	The prospectus as filed by the Partnership with the Commission (File No. 333-124517) pursuant to Rule 424(b)(4) of the Securities Act on August 19, 2005.

(2)	The current reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-32599) on August 23, 2005 (except for Item 7.01 thereof and the related exhibit) and August 26, 2005.

(3)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A (File No. 001-32599) as filed by the Partnership with the Commission on August 9, 2005, and any amendment or report filed for the purpose of updating that description.

(4)	The quarterly report on Form 10-Q as filed by the Partnership with the Commission (File No. 001-32599) on September 22, 2005.
     All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 7.7(a) of the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Partnership Agreement, (a) Williams Partners GP LLC (the “General Partner”), (b) any former General Partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner (including The Williams Companies, Inc. and its subsidiaries) or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner, a Departing General Partner or any affiliate thereof, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the

Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its affiliates (other than the Partnership or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units, the Omnibus Agreement or the Contribution, Conveyance and Assumption Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
     Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Partnership Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.
     Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership or any other Persons who have acquired interests in common or subordinated units, incentive distribution rights or any other class or series of equity interest of the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     The Underwriting Agreement entered into by the Partnership in connection with its initial public offering of common units provides for the indemnification of the directors and officers of the General Partner in certain circumstances by the underwriters.
     In addition, the Partnership Agreement provides that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other Persons as the General Partner shall determine, which insurance may include directors’ and officers’ liability insurance policies for the directors and officers of the General Partner.
     Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
+4.1	Amended and Restated Agreement of Limited Partnership of Williams Partners L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

+4.2	Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC (incorporated by reference to Exhibit 3.2 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

Exhibit
Number	Description
+4.3	Williams Partners GP LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 7, 2005.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its general partner

By:	/s/ Donald R. Chappel Donald R. Chappel
Chief Financial Officer
POWER OF ATTORNEY
     The undersigned directors and officers of Williams Partners GP LLC hereby constitute and appoint James J. Bender, Brian K. Shore, and Richard M. Carson, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven J. Malcolm Steven J. Malcolm	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 7, 2005

/s/ Donald R. Chappel Donald R. Chappel	Chief Financial Officer and Director (Principal Financial Officer)	October 7, 2005

/s/ Alan S. Armstrong Alan S. Armstrong	Chief Operating Officer and Director	October 7, 2005

/s/ Phillip D. Wright Phillip D. Wright	Director	October 7, 2005

/s/ Ted T. Timmermans Ted T. Timmermans	Controller and Chief Accounting Officer (Principal Accounting Officer)	October 7, 2005

EXHIBIT INDEX

Exhibit
Number	Description

+4.1	Amended and Restated Agreement of Limited Partnership of Williams Partners L.P. (including form of common unit certificate) (incorporated by reference to Exhibit 3.1 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

+4.2	Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC (incorporated by reference to Exhibit 3.2 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

+4.3	Williams Partners GP LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Williams Partners L.P.’s current report on Form 8-K (File No. 001-32599) filed with the Commission on August 26, 2005).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+	Incorporated by reference.

*	Filed herewith.